Exhibit 99.1

                          Advanced Biotherapy Appoints
     Daniel Levitt, MD, Ph.D., Former President of Research and Development at Protein Design Labs, Inc., to Scientific Advisory Board

    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Dec. 20, 2005--Advanced Biotherapy, Inc. (OTCBB:ADVB) announced today that Dr. Daniel Levitt, Chief Medical Officer and Head of Clinical and Regulatory Affairs of Dynavax Technologies (Nasdaq:DVAX), has joined the Company's scientific advisory board. Dr. Levitt has over 20 years of clinical, regulatory and management experience in the development of pharmaceuticals. He previously served as President of Research and Development at Protein Design Labs, Inc. (Nasdaq:PDLI), Chief Operating Officer and Head of Research and Development at Affymax, Inc., and a number of executive positions at Geron Corporation (Nasdaq:GERN), Sandoz Pharma Ltd., Sandoz Pharmaceuticals Corporation and Hoffmann-LaRoche, Inc.
    "Dr. Levitt's exceptional senior level management experience in biotech and pharma drug development, and his knowledge of the mechanism of action of interferon-gamma and other cytokine activities, will be invaluable as we work toward bringing our antibody program into the clinic and establishing collaborative relationships. I am proud to welcome him to our team," stated Edmond Buccellato, Chief Executive Officer of Advanced Biotherapy.

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy, and securing patents for the use of therapeutic antibodies to interferon-gamma, by conducting investigational clinical trials treating patients suffering from rheumatoid arthritis, multiple sclerosis, corneal transplant rejection, uveitis and certain autoimmune skin conditions, including psoriasis and alopecia areata. Advanced Biotherapy is headquartered in Los Angeles, with laboratories in Columbia, Maryland. The company has an extensive patent portfolio, including 7 issued patents and 36 patents pending.

    This press release contains forward-looking statements. These statements are based upon the Company's beliefs and expectations. They are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. We caution you that our performance and results could differ materially from what is expressed, implied, or forecast by our forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings for more detailed information on the risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect the Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. Furthermore, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult our periodic reports on Form 10-QSB and Form 8-K for further disclosures we make on related subjects.


    CONTACT: Advanced Biotherapy
             Amy Buccellato, 818-883-6716
             amy@advancedbiotherapy.com